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HEALTHCARE COMPARE CORP. AND SUBSIDIARIES                          EXHIBIT 11.2
COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE
(UNAUDITED)
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
                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                        1997         1996
                                                     -----------  -----------

   Net income .....................................  $20,834,000  $18,950,000
                                                     ===========  ===========
   Weighted average number of common shares
   outstanding:
     Shares outstanding from beginning of period ..   33,697,000   34,635,000
     Other issuances of common stock ..............       31,000      258,000
     Purchases of treasury stock ..................     (202,000)     (73,000)
     Common Stock Equivalents:
     Additional equivalent shares issuable from
      assumed exercise of common stock options ....      631,000      888,000
                                                     -----------  -----------
   Weighted average common and common share
   equivalents ....................................   34,157,000   35,708,000
                                                     ===========  ===========

   Net income per common share ....................         $.61         $.53
                                                     ===========  ===========